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                                                                    EXHIBIT 99.1

                [CENTEX CONSTRUCTION PRODUCTS, INC. LETTERHEAD]

                                                      NEWS FOR IMMEDIATE RELEASE

For additional information, contact at 214/981-5000:
Laurence E. Hirsch, Chairman & CEO - Centex Corporation
Richard D. Jones, President & CEO - Centex Construction Products, Inc.


                CENTEX CONSTRUCTION PRODUCTS PRESIDENT TO RETIRE


          (DALLAS, TX Feb. 3, 2003): Centex Construction Products, Inc. (NYSE:
CXP) announced today that its President and Chief Executive Officer Richard D. "Dick" Jones, Jr. has decided to retire effective March 31, 2003, the end of the company's fiscal year 2003. He will also resign from CXP's board of directors.

          Mr. Jones' responsibilities will be assumed by Laurence E. Hirsch. Mr. Hirsch has been CXP's Chairman since the company became publicly held in 1994 and will now also become its Chief Executive Officer. Mr. Hirsch, who is also Chairman and Chief Executive Officer of CXP's majority owner, Centex Corporation, has extensive experience in the construction products field.

          Mr. Hirsch said, "In his more than 13 years with CXP, Dick has contributed greatly to its growth, significantly improved its operating performance and increased its shareholder value. Although we will miss Dick's leadership, we are fortunate to have in place the strongest management team in CXP's history. I'm confident that together, we will continue to drive the company forward."

          Mr. Jones, who has had a 31-year career in the construction products industry, joined Centex Corporation's construction products company in 1990 as Executive Vice President and Chief Operating Officer. In April 1994, 51% of CXP's stock was sold to the public and it began trading on the New York Stock Exchange. Mr. Jones became CXP's President in 1998 and added the title of Chief Executive Officer in 1999 when he was also named to the company's board of directors.

          CXP, which produces and distributes Cement, Gypsum Wallboard, Recycled Paperboard, and Concrete and Aggregates, is currently 65.2%-owned by Centex Corporation (NYSE: CTX).



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